SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     Date of Report: October 25, 2000



               Exact Name of
Commission     Registrant          State or other        IRS Employer
File			as specified		Jurisdiction of	  Identification
Number         in its charter      Incorporation         Number
-----------	--------------		---------------	  --------------

1-12609        PG&E Corporation      California          94-3234914

1-2348         Pacific Gas and       California          94-0742640
			Electric Company




Pacific Gas and Electric Company		PG&E Corporation
77 Beale Street, P.O. Box 770000		One Market, Spear Tower, Suite 2400
San Francisco, California  94177		San Francisco, California 94105

    (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company		PG&E Corporation
	   (415) 973-7000			 (415) 267-7000

    (Registrant's telephone number, including area code)

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Item 5.  Other Events

A.  Third Quarter 2000 Consolidated Earnings (unaudited)

On October 24, 2000, PG&E Corporation reported diluted earnings per common share of $.67 from continuing operations for the three months ended September 30, 2000. PG&E Corporation's Condensed Statement of Consolidated Income for the three months ended September 30, 2000, is attached hereto as
Exhibit 99.

B.  Pacific Gas and Electric Company's Wholesale Power Purchase Costs

As previously disclosed, due to the high wholesale power prices at which Pacific Gas and Electric Company (Utility), the California utility subsidiary of PG&E Corporation, purchases power for its electric distribution customers from the California Power Exchange (PX) and the California Independent System Operator (ISO), the Utility has deferred for future recovery the amount of its costs that exceed revenues collected from frozen rates. Continuing the high prices seen since June 2000, the average price the Utility was charged for electric power in the month of September 2000, was approximately 14 cents per kilowatt-hour (kWh), compared to approximately 4 cents per kWh during the same period in 1999.

At September 30, 2000, the under-collected balance of these wholesale power purchase costs recorded in the Utility's regulatory balancing account (the Transition Revenue Account or TRA) was approximately $2.9 billion. The TRA balance does not reflect the Utility's revenues from (i) Utility-owned generation sales to the PX in excess of authorized costs, nor (ii) Utility sales of other generation to the PX from Qualifying Facilities (QFs) and other power providers in excess of the Utility's costs to purchase such power. (Approximately half of the Utility's suppliers under QF contracts have elected to receive PX-based prices for energy in addition to contractual capacity payments. The Utility expects that most remaining QF generators will elect to receive PX prices for their energy payments by summer 2001. The Utility pays these suppliers directly, rather than through the PX, but receives billing credits for energy delivered to the PX from QFs.) For accounting and ratemaking purposes and as required by the California electric industry restructuring law, during the transition period, the amount of PX revenues from Utility-owned generation in excess of authorized costs and from other generation sources in excess of the price the Utility pays to purchase such power, are applied as a credit to the Utility's transition costs (generation-related costs and obligations that prove to be uneconomic under the new market structure) and are not used to offset the TRA under-collection.

The Utility has been required to finance the majority of its net power purchase costs because the Utility's purchased power costs have greatly exceeded the revenues from the Utility's sales to the PX. Since the purchased power costs are expected to continue to exceed the revenues from the Utility's sales to the PX, the Utility's financing needs are expected to continue to grow until rates are adjusted to permit recovery of these costs. The Utility has fully utilized its existing $1 billion revolving credit facility to support the Utility's commercial paper program and other liquidity requirements. On October 18, 2000, the Utility executed a credit agreement for an additional $1 billion in revolving credit facilities to provide commercial paper backup to support its higher purchased power costs and the associated increases in the TRA. On October 19, 2000, the CPUC approved the Utility's request to increase its current authorized amount of short-term debt by $1.4 billion, raising the Utility's short-term debt authority to $3.1 billion. The additional $1.4 billion may only be used for the purpose of financing the purchase of wholesale power for delivery to the Utility's retail customers. The Utility also is pursuing up to $1.3 billion of additional short and long-term debt financing in the capital markets. Additionally, the Utility has filed a request with the CPUC requesting authority to issue an additional $2 billion in long-term debt instruments. The Utility's ability to meet its obligations as they come due will depend in significant part upon the extent to which regulatory bodies allow the Utility to recover in rates its wholesale power purchase costs.

As previously disclosed, a prior CPUC decision would prohibit the Utility from collecting after the transition period certain electric costs incurred during the transition period but not recovered from frozen rates during that period, including the under-collected purchased power costs recorded in the TRA. The CPUC decision would also prohibit offsetting these specific under-collected amounts against over-collected transition costs. The Utility's petition for review of this decision by the California Supreme Court is pending. Further, on October 4, 2000, the Utility filed an emergency petition with the CPUC to modify the prior CPUC decision to permit the Utility to carry over beyond the end of the transition period the amounts recorded in the TRA and to recover these amounts over a reasonable period through retail electric rates. On October 17, 2000, the assigned CPUC commissioner and administrative law judge issued a ruling in response to the emergency petition stating they will reconsider the accounting mechanisms established by prior CPUC decisions and adopt a schedule that permits a decision by the end of the year.

In response to the above ruling, on October 25, 2000, the Utility filed its proposals and a procedural schedule that will be considered by the CPUC at a prehearing conference on October 27, 2000. The Utility requested that the CPUC modify its prior decisions to authorize the utilities to transfer any unrecovered balance in the TRA as of the end of the rate freeze into a new balancing account, and authorize recovery of the balance in that new account over a period not to exceed four years, subject to a rate stabilization plan to be addressed in a second phase of the proceeding.
The Utility asked the CPUC to adopt an expedited procedural schedule in a second phase that would, not later than March 31, 2001, resolve the following issues: (1) implementation of when and how the rate freeze is to be ended; (2) adoption of post rate freeze tariffs and rates; (3) approval of the rate stabilization plan; and (4) adoption of the retail rate components for recovery of the new balancing account. The Utility indicated that it will submit its detailed proposals on the rate stabilization plan and tariffs by November 15, 2000.

The Utility is reviewing on an ongoing basis the facts and circumstances relating to the TRA under-collections. The applicable accounting standards permit the TRA under-collections to be recorded as a regulatory asset on the balance sheet rather than being charged to earnings if it is probable that these under-collections will be recovered through the ratemaking
process.   The Utility currently believes recovery of the TRA under-
collection is probable. However, ultimate recovery is dependent upon the favorable outcome of the regulatory matters discussed above, as well as

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other factors such as future market prices of electricity and future fuel prices.

The Utility is actively exploring ways to reduce its exposure to the higher power purchase costs and its corresponding TRA balance, including working with interested parties to address power market dysfunctions before appropriate regulatory bodies and hedging a portion of its open procurement position against higher power purchase costs through forward purchases. In October 2000, the Utility entered into bilateral power purchase contracts with several suppliers.

On October 16, 2000, the Utility joined with Southern California Edison and the consumer group The Utility Reform Network (TURN) in filing a petition with the Federal Energy Regulatory Commission (FERC) requesting that the FERC (1) immediately find the California wholesale electricity market to be not workably competitive and the resulting prices to be unjust and unreasonable; (2) immediately impose a cap on the price for energy and ancillary services; and (3) institute further expedited proceedings regarding the market failure, mitigation of market power, structural solutions, and responsibility for refunds. However, the reduced price cap requested, even if approved, would still be above the approximate 5.4 cents per kWh embedded in frozen rates for the payment of the Utility's wholesale power purchase costs. Also, on October 20, 2000, the ISO filed a market stabilization plan with the FERC requesting the FERC to impose a price cap of $100 per megawatt hour (10 cents per kWh) for generators who do not enter into contracts to supply 70 percent of their supply to serve California customers. There are certain other exemptions to the $100 price cap. The existing $250 price cap per megawatt hour would remain in effect for generators who are exempt from the $100 per megawatt hour price cap. The ISO also has recommended that utilities and other buyers be required to contract for 85 percent of their customer requirements for power in advance of when the power is needed.

C. Transition Cost Recovery

The Utility tracks the amount of transition costs that must be recovered during the transition period in a regulatory balancing account called the transition cost balancing account or TCBA. Under the electric industry restructuring law, when the Utility has recovered its eligible transition costs, the conditions for terminating the rate freeze and ending transition period will have been satisfied. At August 31, 2000, consistent with existing transition costs recovery procedures adopted by the CPUC, the Utility credited its TCBA by $2.1 billion, the amount by which the settlement value of the hydroelectric assets exceeded the aggregate book value of such assets. The Utility also established a separate regulatory asset in the same amount to reflect the settlement value. The accounting entries were based on the value used in the proposed settlement filed with the CPUC in August 2000, regarding the valuation and disposition of these assets. Based on the credit made to the TCBA and under current CPUC accounting procedures, the Utility would have completed collection of all transition costs that must be collected during the transition period as of August 2000. If the hydroelectric assets were to be sold or valued at a higher amount, the Utility's transition costs would have been recovered as of an earlier date when the TRA balance was lower. Testimony taken to date in the CPUC proceeding in which valuation is to be established put the range of market values from $2.4 billion to in excess of $3 billion under operating and market conditions prior to June 2000. The CPUC is not likely to consider the Utility's proposed settlement until next year, and it is uncertain at this time whether the settlement will be approved, modified or rejected, or withdrawn. Further, on October 16, 2000, the CPUC issued a ruling re-opening the hydroelectric valuation proceeding to obtain more information from parties about market valuation in light of the different market conditions experienced during the summer of 2000. That new testimony is to be submitted in December 2000 with further testimony and evidentiary hearings scheduled for next year. The accounting entries discussed above are subject to later adjustment based on the final valuation of the hydroelectric assets adopted by the CPUC.

During the transition period, the Utility is required to continue to use the transition period accounting mechanisms discussed above. This requires that revenues from sales to the PX of Utility-owned generation and generation from QFs and other providers in excess of costs be credited to the TCBA. In addition, the TCBA balance includes a credit for the amount of PX revenues from the Utility's sale of generation from the Diablo Canyon nuclear power plant to the PX that exceed revenues from the fixed Incremental Cost Incentive Price ("ICIP). (During 2000, the ICIP is 3.43 cents per kWh.) After taking into account the credit for the hydroelectric assets described above, at September 30, 2000, the Utility's TCBA had a credit balance of approximately $585 million. The amounts discussed above are subject to adjustment by the CPUC. Further, as mentioned above, the CPUC has issued a ruling indicating that it would reconsider certain of these accounting mechanisms noting that the CPUC has the authority to implement any necessary changes to the electric restructuring accounting provisions and cost recovery consistent with statutory requirements.

D.  Earnings Outlook

PG&E Corporation expects its 2000 earnings per share (EPS) will reach between $2.50 and $2.55, exceeding its previously announced annual growth target of 8-10 percent by several percentage points. For 2001, PG&E Corporation expects its EPS to reach between $2.70 to $2.75, reflecting its stated 8-10 percent annual growth rate target. These estimates, which are based on assumptions management believes are reasonable, are forward looking statements that are subject to numerous risks and uncertainties that could cause actual results to differ materially from those estimated or expected. PG&E Corporation can give no assurance that such expectations and assumptions will prove to have been correct. Although PG&E Corporation is unable to identify all the risk factors that could affect future results of operations and financial condition, some of the risk factors include:

- regulatory changes, including the pace and extent of the ongoing restructuring of the electric and natural gas industries across the United States;

- future sales levels and economic conditions;

- the amount and method of recovery from customers of the under-collected electric procurement costs recorded in the Utility's TRA;

- what regulatory, judicial, or legislative actions may be taken to mitigate the higher power prices in California;

- the method and timing of disposition and valuation of the Utility's hydroelectric generation assets;

- the timing of the completion of the Utility's transition cost recovery and the consequent end of the current electric rate freeze in California;

- any changes in the amount of transition costs the Utility is allowed to recover from its customers;

- future operating performance at the Utility's Diablo Canyon Nuclear
Power Plant;

- the method adopted by the CPUC for sharing the net benefits of operating Diablo Canyon with ratepayers and the timing of the implementation of the adopted method;

- the extent of anticipated growth of transmission and distribution services in the Utility's service territory;

- the success of management's strategies to maximize shareholder value in PG&E National Energy Group, which may include acquisitions or dispositions of assets, or investments in emerging companies or new businesses;

- the extent to which our current or planned generation development projects are completed and the pace and cost of such completion;

- generating capacity expansion and retirements by others;

- the outcome of the Utility's various regulatory proceedings, including the proceeding to determine the value of the Utility's hydroelectric generation assets, the electric transmission rate case applications, post-transition period ratemaking proceedings, the 2001 attrition rate adjustment request, the cost of capital application, and the 2002 General Rate Case;

- future market prices for electricity and future fuel prices which, in part, are influenced by future weather conditions and the availability of hydroelectric power;

- fluctuations in commodity, gas, natural gas liquid, and electricity prices and the ability to successfully manage such price fluctuations;

- the pace and extent of competition in the California generation market and its impact on the Utility's costs and resulting collection of transition costs;

- the effect of compliance with existing and future environmental laws, regulations, and policies, the cost of which could be significant; and

- the outcome of pending litigation.

Item 7.  Exhibits


Exhibit 99 Condensed Statement of Consolidated Income for the three months ended September 30, 2000

                              SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.



                              PG&E CORPORATION

                              By   CHRISTOPHER P. JOHNS
  					   		---------------------
  					   		CHRISTOPHER P. JOHNS
					   		Vice President and Controller


                              PACIFIC GAS AND ELECTRIC COMPANY

                                    KENT M. HARVEY
                              By    --------------------
  					           KENT M. HARVEY
                                    Senior Vice President, Treasurer,
                                    Chief Financial Officer, and
                                    Controller


Dated: October 25, 2000

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                               EXHIBIT INDEX


Exhibit No. 		Description of Exhibit

99 Condensed Statement of Consolidated Income for the three months ended September 30, 2000